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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Vitesse Semiconductor Corporation
Camarillo, California

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-55466, 333-53463, 333-69631, 333-40822, 333-105156, 333-84660, 333-33918, 333-108230, 333-61576 and 333-40822) of Vitesse Semiconductor Corporation of our reports dated December 11, 2009, relating to the consolidated financial statements and schedule, and the effectiveness of Vitesse Semiconductor Corporation's internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of September 30, 2009.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Los Angeles, California

December 11, 2009

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  EXHIBIT 23.1